Exhibit 99.(h)(1)

FORM OF AMENDED AND RESTATED ADMINISTRATION AGREEMENT

Amended and Restated Administration Agreement dated as of the [  ] day of [  ], 2016 by and between THE UNIVERSAL INSTITUTIONAL FUNDS, INC., a Maryland corporation (the “Fund”) and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (formerly, Morgan Stanley Asset Management Inc.), a Delaware corporation (“MSIM”).

WHEREAS, the Fund has filed a Registration Statement on Form N-1A to register as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and to offer and sell shares of its series of stock (each series, a “Portfolio”) under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Board of Directors of the Fund may from time to time designate or classify additional Portfolios and classes of shares of such Portfolios or redesignate or reclassify existing Portfolios and classes of shares of such Portfolios and cause the shares of such Portfolios and classes to be registered under the 1933 Act; and

WHEREAS, the Fund entered into an Administration Agreement to provide certain administrative and other services with MSIM, effective as of September 9, 1996, as amended (the “Current Administration Agreement”); and

WHEREAS, the Fund desires to retain MSIM to render certain management, administrative, transfer agency, dividend disbursing and other services to certain Portfolios of the Fund, and MSIM is willing to render such services; and

WHEREAS, the Current Administration Agreement was amended and restated (the “Amended and Restated Administration Agreement”), in its entirety, to reduce the fees payable to MSIM for providing services under this Agreement; and

WHEREAS, this Agreement amends and restates, in its entirety, the Amended Administration Agreement as set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Additional Fund

UIF Global Strategist Cayman Portfolio, Ltd. (the “Cayman Fund”), an exempted company incorporated and existing under the laws of the Cayman Islands, has been established as a wholly-owned subsidiary of the Multi-Asset Portfolio, a series of the Fund. In accordance with the terms of this Agreement, the Cayman Fund is hereby added to this Agreement.  All references in this Agreement to “Fund” shall be deemed to apply to The Universal Institutional Funds, Inc. and the Cayman Fund, as applicable.

2.                                      Appointment of Administrator

The Fund hereby appoints MSIM to act as administrator to the Portfolios of the Fund as set forth on Schedule A attached hereto (the “MSIM Portfolios”) for the period and on the terms set forth in this Agreement. In connection therewith, MSIM accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation herein provided.  The parties hereto agree that MSIM may render and provide the services described herein directly or through the services of third parties.  In connection with such appointment, the Fund has delivered or will deliver to MSIM copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

A.                                    A certified copy of the Articles of Incorporation of the Fund as currently in effect and as supplemented or amended from time to time;

B.                                    A certified copy of the Fund’s By-Laws as currently in effect and as amended from time to time;

C.                                    A copy of the resolution of the Fund’s Board of Directors authorizing this Agreement;

D.                                    Specimens of all forms of outstanding and new stock certificates of the MSIM Portfolios, if any, in the forms approved from time to time by the Board of Directors of the Fund with a certificate of the Secretary of the Fund as to such approval;

E.                                     The Fund’s registration statement on Form N-1A as filed with, and declared effective by, the U.S. Securities and Exchange Commission (“SEC”), and all amendments thereto;

F.                                      Each resolution of the Board of Directors of the Fund authorizing the original issue of its shares of the MSIM Portfolios;

G.                                    Certified copies of the resolutions of the Fund’s Board of Directors authorizing: (1) certain persons to give instructions to the Fund’s Custodian(s) pursuant to the Fund’s custody agreements and (2) certain persons to sign checks and pay expenses on behalf of the Fund.

H.                                   A copy of each of the Fund’s investment advisory agreements as currently in effect and as amended from time to time.

I.                                        A copy of each of the Fund’s custody agreements as currently in effect and as amended from time to time.

J.                                        Such other certificates, documents or opinions which MSIM may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties hereunder.

3.                                      Representation and Warranties of MSIM

MSIM represents and warrants to the Fund that:

A.                                    It is a corporation, duly organized and existing in good standing under the laws of Delaware.

B.                                    It is duly qualified to carry on its business in the State of New York.

C.                                    It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform the services contemplated in this Agreement.

D.                                    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

E.                                     It has and will continue to have and maintain, directly or through third parties, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.                                      Representations and Warranties of the Cayman Fund

The Cayman Fund represents and warrants to MSIM that:

A.                                    It is an exempted liability company, and is duly organized, existing and in good standing under the laws of the Cayman Islands.

B.                                    The sole shareholder of the Cayman Fund is The Universal Institutional Funds, Inc. Global Strategist Portfolio (the “Parent Fund”). The Cayman Fund will provide prompt notice to MSIM in the event that (i) its Parent Fund is no longer its sole shareholder, or (ii) its Parent Fund, or the corporation of which it is a series, is no longer registered under the 1940 Act, and in either case, the Cayman Fund shall execute and deliver, and cause its investment adviser to execute and deliver, such agreements or other documentation applicable under such circumstances as MSIM may reasonably require. If the Cayman Fund or its investment adviser fails to comply with this clause, the Agreement may be terminated with respect to the Cayman Fund immediately and without prior notice by MSIM.

C.                                    Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Cayman Fund or any law or regulation applicable to it. Further, the Cayman Fund hereby acknowledges and agrees that it shall promptly notify MSIM of any statute, regulation, rule or other regulatory requirement or policy governing the Cayman Fund, and any change thereto, which may affect MSIM’s responsibilities under this Agreement.

D.                                    In connection with its issuance of shares to its Parent Fund, the Cayman Fund has complied with all applicable money laundering laws and regulations.

E.                                     With respect to the Cayman Fund’s use of leverage, the Cayman Fund shall comply with the investment limitations and other relevant provisions of the 1940 Act as though the Cayman Fund was registered as an investment company thereunder.

F.                                      The Cayman Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Cayman Fund assumes full responsibility for making any filings required to be made with respect to the Cayman Fund with regulatory authorities in the Cayman Islands or any other jurisdiction.

5.                                      Authorized Shares

The Fund certifies to MSIM that (i) the Fund is authorized to issue the number of shares, par value $0.001 per share, of common stock (“shares”), as set forth in the Articles of Incorporation of the Fund, as currently in effect and as supplemented or amended from time to time; (ii) the Board of Directors has the power to classify or designate or reclassify or redesignate its unissued shares of stock, from time to time, into one or more series of shares or Portfolios and each series of shares or Portfolio into one or more classes of shares; and (iii) the Fund will initially offer shares of more than one Portfolio.

6.                                      Services Provided by MSIM

MSIM shall discharge, directly or through third parties, the following responsibilities subject to the control of the Fund’s Board of Directors, and in compliance with the objectives, policies and limitations set forth in the Fund’s registration statement, By-Laws and applicable laws and regulations.

A.                                    General Administration.  Under the direction of the Fund’s Board of Directors, MSIM shall manage, administer, and conduct all of the general business activities of the MSIM Portfolios other than those that have been contracted to third parties by the Fund.  MSIM shall, directly or through third parties, provide the personnel and facilities necessary to perform such general business activities under the supervision of the Fund’s Board of Directors and executive officers.

B.                                    Accounting.  MSIM shall, directly or through third parties, provide the following accounting services to the MSIM Portfolios:

1)                                     Maintenance of the books and records and accounting controls for the MSIM Portfolios’ assets, including records of all securities transactions;

2)                                     Daily calculation of the net asset value for each of the MSIM Portfolios;

3)                                     Accounting for dividends and interest received and distributions made by each of the MSIM Portfolios;

4)                                     Preparation and filing of the MSIM Portfolios’ U.S. tax returns and annual and semi-annual reports on Form N-SAR;

5)                                     The production of transaction data, financial reports and such other periodic and special reports as the Board of Directors of the MSIM Portfolios may reasonably request;

6)                                     The preparation of financial statements for the annual and semi-annual reports and other shareholder communications;

7)                                     Liaison with the MSIM Portfolios’ independent public accountants;

8)                                     Monitoring and administration of arrangements with the MSIM Portfolios’ custodian and depository banks; and

9)                                     Maintenance of (but not the payment for) the fidelity bond required to be maintained under the 1940 Act and preparation of the filings required in connection therewith.

C.                                    Transfer Agent.  The Fund hereby directs MSIM to be responsible for the appointment of a transfer agent for the MSIM Portfolios (the “MSIM Transfer Agent”) and MSIM agrees to act in such capacity.  In connection with such appointment, the MSIM Transfer Agent shall:

1)                                     Maintain records showing for each shareholder of the MSIM Portfolios the following:

a)                                     Name, address and tax identifying number (if applicable);

b)                                     Number of shares of each MSIM Portfolio that is held;

c)                                      Historical information including dividends paid and date and price of all transactions, including individual purchases and redemptions; and

d)                                     Any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account.

2)                                     Record the issuance of shares of each MSIM Portfolio and notify the Fund in case any proposed issuance of shares by the MSIM Portfolios shall result in an over-issuance as identified by Section 8-104(2) of the Uniform Commercial Code and in case any issuance would result in such an over-issuance, shall refuse to countersign and issue, and/or credit, said shares.  Except as specifically agreed -in writing, MSIM and any transfer agent appointed by MSIM shall have no obligation when countersigning and issuing and/or crediting shares, to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

3)                                     Process all orders for the purchase of shares of each MSIM Portfolio in accordance with the Fund’s current registration statement.  Upon receipt of any check or other payment for purchase of shares of the MSIM Portfolios from an investor, the MSIM Transfer Agent will (i) stamp the order with the date of receipt, (ii) determine the amounts thereof due the MSIM Portfolios, and (iii) notify the MSIM Portfolios of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to said account during such day.  The MSIM Transfer Agent shall then credit the share account of the investor with the number of shares to be purchased according to the price of the MSIM Portfolio’s shares in effect for purchases made on the date such payment is received as set forth in the Fund’s then-current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions that the Fund may give to MSIM or the MSIM Transfer Agent with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

4)                                     Receive and stamp with the date of receipt all requests for redemptions of shares held in certificate or non-certificate form, and shall process said redemption requests as follows:

a)                                     If such certificate or redemption request complies with the applicable standards approved by the Fund, MSIM or the MSIM Transfer Agent shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by MSIM or the MSIM Transfer Agent on such day;

b)                                     On or prior to the seventh calendar day succeeding any such request for redemption, or such shorter period of time as may be required by applicable law, MSIM or the MSIM Transfer Agent shall notify the Custodian, subject to instructions from the Fund, to transfer monies to such account as designated by MSIM or the MSIM Transfer Agent for such payment to the redeeming shareholder of the applicable redemption or repurchase price; and

c)                                      If any such certificate or request for redemption does not comply with applicable standards, MSIM or the MSIM Transfer Agent shall promptly notify the investor of such fact, together with the reason therefore, and shall effect such redemption at the MSIM Portfolio’s price next determined after receipt of documents complying with said standards or, at such other time as the Fund shall so direct.

5)                                     Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

6)                                     Process redemptions, exchanges and transfers of MSIM Portfolio shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund’s then-current prospectus.  MSIM and any transfer agent appointed by MSIM shall be permitted to act upon the instruction of any person by telephone to redeem, exchange and/or transfer MSIM Portfolio shares from any account for which such services have been authorized.  In accordance with Section 7 herein, the Fund hereby agrees to indemnify and hold MSIM and any transfer agent appointed by MSIM harmless against all losses, costs or expenses, including attorney fees, suffered or incurred by MSIM and any transfer agent appointed by MSIM directly or indirectly as a result of (i) taping the telephone conversation of any shareholder, or (ii) relying on the telephone instructions of any person acting on behalf of a shareholder account for which telephone services have been authorized.

D.                                    Recording of Transfer.  A transfer agent duly appointed by MSIM is authorized to transfer on the records of the Fund maintained by it, shares represented by certificates, as well as issued shares held in non-certificate form, upon the surrender to it of the certificate or in the case of non-certificated shares, comparable transfer documents in proper form for transfer, and upon cancellation thereof to countersign and issue new certificates or other document of ownership for a like amount of stock and to deliver the same pursuant to the transfer instructions.

E.                                     Stock Certificates.  In the event one or more shareholders of any MSIM Portfolio requests certificates representing the shares of such shareholder or shareholders, the Fund shall supply any transfer agent appointed by MSIM with a sufficient supply of continuous form blank stock certificates for each of the MSIM Portfolios to meet such requests for certificates.  Such blank stock certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund’s seal or facsimile thereof; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates of stock, the MSIM Transfer Agent may, until otherwise directed by the Fund or MSIM, continue to countersign certificates which bear the manual or facsimile signature of such officer.

F.                                      Issue of Share Certificates.  If a shareholder of any MSIM Portfolio requests a certificate representing his shares, the MSIM Transfer Agent, will countersign and mail by first class mail, a share certificate to the investor at his address as set forth on the transfer books of the Fund.

G.                                    Returned Checks.  In the event that any check or other order for the payment of money is returned unpaid for any reason, MSIM or a third party appointed by MSIM will take such steps, including redepositing said check for collection or returning said check to the investor, as MSIM or a third party appointed by MSIM may, at its discretion, deem appropriate, or as the Fund may instruct.

H.                                   Dividend Tax Reporting and Withholding.  MSIM or a third party appointed by MSIM will prepare, file with the U.S. Internal Revenue Service and mail to shareholders of the MSIM Portfolios such returns for reporting payment of dividends and distributions as are required by applicable laws to be so filed and/or mailed and MSIM or a third party appointed by MSIM shall withhold such sums as are required to be withheld under applicable U.S. Federal income tax laws, rules and regulations.

I.                                        Proxies.  MSIM or a third party appointed by MSIM shall mail proxy statements, proxy cards and other proxy materials supplied to it by the Fund and shall receive, examine and tabulate returned proxies.  MSIM or a third party appointed by MSIM shall make interim reports of the status of such tabulation to the Fund upon request, and shall certify the final results of the tabulation.

J.                                        Dividend Disbursing.  MSIM or a third party appointed by MSIM shall act as Dividend Disbursing Agent for each of the MSIM Portfolios, and, as such, shall prepare and mail checks or credit income and capital gain payments to shareholders.  The Fund shall advise MSIM or a third party appointed by MSIM of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date.  MSIM or a third party appointed by MSIM shall, on or before the payment date of any such dividend or distribution, notify the Fund’s custodians of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of such distribution, the Fund shall instruct its custodians to make available to MSIM or a third party appointed by MSIM sufficient funds for the cash amount to be paid out.  If an MSIM Portfolio shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his account and/or certificates delivered where requested.  An MSIM Portfolio shareholder not electing issuance of certificates will receive a confirmation from MSIM or a third party appointed by MSIM indicating the number of shares credited to his account as a result of the reinvested dividend or distribution.

K.                                    Other Information.  MSIM shall, directly or through third parties, furnish for the Fund such other information as is required by law, including but not limited to shareholder lists for the MSIM Portfolios, and such related statistical information as may be reasonably requested by the Fund.

7.                                      Services To Be Obtained Independently By The Fund

The following shall be provided to the Fund at no expense to MSIM hereunder:

A.                                    Organizational expenses;

B.                                    Services of independent accountants;

C.                                    Services of outside legal counsel (including such counsel’s review of the Fund’s registration statement, proxy materials and other reports and materials prepared by MSIM directly or through third parties under this Agreement);

D.                                    Any services contracted for by the Fund directly from parties other than MSIM;

E.                                     Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for its investment portfolio;

F.                                      Taxes, insurance premiums and other fees and expenses applicable to it operation;

G.                                    Investment advisory services;

H.                                   Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation, printing and mailing of any proxy materials;

I.                                        Costs incidental to Directors’ meetings, including fees and expenses of Directors;

J.                                        The salary and expenses of any officer or employee of the Fund;

K.                                    Services of the Fund’s custodians and depository banks, and all services related thereto;

L.                                     Costs incidental to the preparation, printing and distribution of the Fund’s registration statement and any amendments thereto, and shareholder reports;

M.                                 All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities; and

N.                                    Fidelity bond and Director’s and Officers’ liability insurance.

8.                                      Prices, Charges and Instructions

A.                                    The Fund will pay to MSIM, as compensation for the services provided and the expenses assumed pursuant to this Agreement, as agreed to in a written fee schedule approved by the parties hereto (see Schedule B).  In addition, MSIM, or third parties providing such services for the benefit of the Fund through arrangements with MSIM, shall be reimbursed for the cost of any and all forms, including blank checks and proxies, used by it in communicating with shareholders of the MSIM Portfolios, or especially prepared for use in connection with its obligations hereunder, as well as the cost of postage, telephone, telex and telecopy used in communicating with shareholders of the MSIM Portfolios and microfilm used each year to record the previous year’s transactions in shareholder accounts and computer tapes used for permanent storage of records, permanent storage costs for hard copy Fund records and cost of insertion of materials in mailing envelopes by outside firms.  Prior to ordering any forms in such supply as it estimates will be adequate for more than two years’ use, MSIM or any third party appointed by MSIM shall obtain the written consent of the Fund.  All forms and other supplies as described above for which MSIM or any third party appointed by MSIM has received reimbursement from the Fund shall be and remain the property of the Fund until used for the Fund.

B.                                    At any time MSIM, and third parties providing such services for the benefit of the Fund through arrangements with MSIM, may apply to any officer of the Fund or officer of the Fund’s investment adviser for instructions, and may consult with legal counsel for the Fund, or its own outside legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by MSIM or any third party appointed by MSIM under this Agreement and MSIM and such third parties shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions.  In carrying out its duties hereunder, MSIM and such third parties shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.  MSIM shall also be protected and indemnified, except where a stop order is in effect, in recognizing stock certificates which MSIM reasonably believes to bear the proper manual or facsimile signature of the officers of the Fund, and the proper counter-signatures of any former transfer agent of the Fund.

9.                                      Limitation of Liability and Indemnification

A.                                    MSIM shall be responsible hereunder for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it which are not contrary to this Agreement.  MSIM shall have no liability for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of MSIM, its officers and employees.

B.                                    The Fund shall indemnify and hold MSIM, and third parties providing services for the benefit of the Fund through arrangements with MSIM, harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by such person resulting from any claim, demand, action or proceeding arising out of or based upon the Fund’s material breach of this Agreement or material omission by the Fund in the performance of its duties hereunder or under such arrangements with MSIM as to which the Fund has received written notice, or as a result of acting upon any instructions reasonably believed by any such person to have been executed by a duly authorized officer of the Fund or of the Fund’s investment advisers, provided that this indemnification shall not apply to any such loss, cost, damage or expense arising out of or based upon actions or omissions of MSIM, its officers, employees or agents in cases of its or their own gross negligence or willful misconduct.

C.                                    The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, but, if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, MSIM or any of its affiliated persons or any third parties providing services for the benefit of the Fund through arrangements with MSIM, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless at such time the Fund specifically authorizes in writing the retaining of such counsel at the Fund’s expense.

D.                                    No provisions of this Agreement shall be deemed to protect MSIM or any of its directors, officers and/or employees, or any of its affiliated persons or any third parties providing services for the benefit of the Fund through arrangements with MSIM against liability to the Fund or its shareholders to which it might otherwise be subject by reason of any fraud, willful misfeasance or gross negligence in the performance of its or their’ duties or the reckless disregard of its or their obligations under this Agreement.

10.                               Confidentiality

MSIM agrees that, except as otherwise required by law or as necessary in accordance with this Agreement, MSIM will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

11.                               Compliance With Governmental Rules and Regulations

The Fund assumes full responsibility hereunder for complying with all applicable requirements of the 1933 Act, the 1940 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that MSIM specifically assumes any such obligations under the terms of this Agreement.

MSIM shall, directly or through third parties, maintain and preserve for the periods prescribed, such records relating to the services to be performed by MSIM under this Agreement as are required pursuant to the 1940 Act and the 1934 Act.  All such records shall at all times remain the property of the Fund, shall be readily accessible during normal business hours to each party hereto, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request.  Records shall be surrendered in usable machine readable form.

The Cayman Fund is a subsidiary of an entity registered with the SEC under the 1940 Act. MSIM agrees to perform its obligations hereunder as if the Cayman Fund itself were so registered, and shall create and maintain in accordance with the 1940 Act and other applicable law any and all records relating to the services to be performed hereunder that it would be required to create and maintain under Section 31(a) of the 1940 Act or Rule 31a-1 or otherwise under the 1940 Act if the Cayman Fund was so registered; provided however that MSIM shall otherwise keep such records in the form and manner it deems advisable. Such records may be inspected by the Cayman Fund or its agents during regular business hours upon reasonable prior notice. MSIM may, at its option at any time, and shall forthwith upon the Cayman Fund’s demand, turn over to the Cayman Fund and cease to retain in MSIM’s files, records and documents created and maintained by MSIM in performance of its service or for its protection, except to the extent that MSIM is required to retain such records in accordance with laws, rules or regulations applicable to it as an administrator. At the end of the applicable retention period, such documents shall, at the Cayman Fund’s option, either be turned over to the Cayman Fund or destroyed in accordance with the Cayman Fund’s authorization.

12.                               Status of MSIM

The services of MSIM to the Fund are not to be deemed exclusive, and MSIM shall be free to render similar services to others.  MSIM shall be deemed to be an independent contractor hereunder and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund with respect to this Agreement.

13.                               Printed Matter Concerning the Fund or MSIM

Neither the Fund nor MSIM shall, with respect to this Agreement, publish or circulate any printed matter that contains any reference to the other party without its prior written approval, excepting such printed matter as refers in accurate terms to MSIM’s appointment under this Agreement and except as required by applicable laws.

14.                               Term, Amendment and Termination

This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto.  The Agreement shall remain in effect unless terminated by either party on 60 days’ prior written notice to the other party.  Upon termination of the Agreement, the Fund shall pay to MSIM such compensation as may be due under the terms hereof as of the date of such termination.

15.                               Notices

Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

16.                               Non-Assignability

This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party.

17.                               Successors

This Agreement shall be binding on and shall inure to the benefit of the Fund and MSIM, and their respective successors.

18.                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.                               Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:	THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

By:

ATTEST:	MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:

Schedule A
As Amended as of May 1, 2015
To Administration Agreement Dated as of September 9, 1996
By and Between
The Universal Institutional Funds, Inc. and Morgan Stanley Investment Management Inc.

(As of May 1, 2015)

Universal Institutional Fund, Inc.

Core Plus Fixed Income Portfolio

Emerging Markets Debt Portfolio

Emerging Markets Equity Portfolio

Global Franchise Portfolio

Global Infrastructure Portfolio

Global Real Estate Portfolio

Global Strategist Portfolio

Growth Portfolio

Mid Cap Growth Portfolio

Small Company Growth Portfolio

U.S. Real Estate Portfolio

Schedule B

As Amended as of May 1, 2015
To Administration Agreement Dated as of September 9, 1996
By and Between
The Universal Institutional Funds, Inc. and Morgan Stanley Investment Management Inc.

FEE SCHEDULE

For the services provided and the expenses assumed pursuant to the attached Amended and Restated Administration Agreement, The Universal Institutional Funds, Inc. shall pay to Morgan Stanley Investment Management Inc. an annual fee, in monthly installments, of 0.08% of the average daily net assets of each Portfolio of the Fund. This fee is allocated to each Portfolio based on the relative net assets of each such Portfolio.